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                              CONSULTING AGREEMENT


     This Consulting Agreement, dated as of July 22, 1997 (the "Agreement"), is entered into by and among Faroudja, Inc., a Delaware corporation ("FI"), Faroudja Laboratories, Inc., a California corporation and wholly-owned subsidiary of FI ("FLI") and Matthew D. Miller ("Consultant"). FI and FLI are collectively referred to herein as the "Company."

                                    RECITALS

     A. The Company desires to employ the Consultant as a consultant to the Company and the Consultant desires to provide specified services to the Company as its consultant.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration had and received, the parties agree as follows:

     1. TERM. Subject to the terms of this Agreement, the Company has retained the Consultant for a period of one (1) year, beginning on the date hereof (the "Term"), and the Consultant hereby accepts such retention by the Company. This Agreement shall be renewable upon the mutual consent of the Consultant and the board of directors of FI (the "BOD").

     2. SERVICES PROVIDED. The Consultant will advise the Company as a consultant on strategic, technology and communications matters and will provide such assistance and advice related to such matters as the Company may request, including, but not limited to the following (some of which may have been previously performed by the Consultant):

          2.1 working with management of the Company and the underwriters for the Company's initial public offering to develop the Company's vision and strategy and to express the same in FI's Form S-1 Registration Statement (the "Form S-1");

          2.2 drafting and overseeing revisions to the "Business" section of the Form S-1;

          2.3 working with external public relations/investor relations firms to promote the Company's central role in the evolving digital television environment to the press, the personal computer industry, the broadcast industry, the television manufacturing industry and the financial community;

          2.4  representing the Company at seminars and industry workshops;

          2.5 assisting the Company in the development of its strategic planning process, including, but not limited to (i) catalyzing and facilitating the Company's strategic

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planning process, (ii) coordinating the Company's strategic vision with research and development, engineering, marketing and finance, (iii) drafting the Company's initial internal strategic plan for internal review and comment, and
(iv) deriving the Company's external plan, which will be presented to third parties, from its internal plan; and

          2.6 coordinating and overseeing the development of public relations and investor relations plans.

     3.   COMPENSATION AND EXPENSES.

          3.1 COMPENSATION. For services rendered by the Consultant during the Term, and any extensions thereof, the Company shall pay the Consultant a consulting fee (the "Consulting Fee") of seven thousand dollars ($7,000) per month, to be paid by the Company in accordance with those regular procedures adopted by the Company from time to time. Notwithstanding the above, upon the full exercise of the Faroudja Option (as defined below), the Consulting Fee shall be reduced to five thousand dollars ($5,000) per month for the remainder of the Term, and any extensions thereof. Consultant may also receive a performance-based year-end bonus which shall be determined by the BOD in its sole discretion.

               "Faroudja Option" as used in this Section 3.1 shall mean that certain option to purchase a total of 1,537,500 shares of FI common stock for an aggregate purchase price of six million dollars ($6,000,000) previously granted by Yves Faroudja and Isabell Faroudja to Adelson Investors, LLC, Images Partners, L.P. and Faroudja Images Investors, LLC.

          3.2 STOCK OPTIONS. For services rendered by the Consultant under this Agreement, FI hereby grants to the Consultant under its 1997 Performance Stock Option Plan (the "1997 Plan") an option, dated July 22, 1997 (the "Consultant Option"), to purchase 50,000 shares of FI's common stock (the "Shares") at an exercise price of $9.50 per share. The Consultant Option shall have a term of three (3) years, subject to the provisions of the 1997 Plan, and shall vest as to 1/24th of the Shares each month during the first year after the date of this Agreement and as to 1/2 of the Shares one (1) year after the date of this Agreement.

          3.3 EXPENSES. The Company shall reimburse the Consultant for reasonable and actual out-of-pocket business expenses incurred by the Consultant in the performance of his responsibilities hereunder, provided the Consultant shall first furnish proper voucher and expense accounts setting forth the information required by the United States Treasury Department for deductible business expenses. Expense items greater than one thousand dollars ($1,000), except for customary travel expenses, must be approved in advance by the President or Vice President-Finance of FI.

     4. TRADE SECRETS. Consultant shall not disclose or use in any way, either during his engagement with the Company or thereafter, except as required in the course of his


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engagement with the Company, any confidential business or technical information or trade secrets acquired during his engagement by the Company, whether or not conceived of, discovered, developed or prepared by the Consultant, including, but not limited to, encoding, transcoding and decoding technology, line doubling and quadrupling processors, video enhancement technology, television enhancement products, digital video players and broadcast, personal computer and noise reduction technologies.

     5. SOLICITATION OF CLIENTS AND EMPLOYEES. During the Term, except as required in the ordinary course of the business of the Company and for the Company's benefit and purposes, the Consultant shall not call on, solicit, interfere with or attempt to entice away, either directly or indirectly, any employee or customer of the Company, either for his own benefit or purposes or for the benefit or purposes of any other person, partnership, corporation, firm, association or other business organization, entity or enterprise.

     6. TERMINATION. This Consulting Agreement and all rights and obligations of the parties hereunder (except for Sections 4 and 5 shall terminate immediately upon occurrence of any of the following events:

          6.1 Upon the expiration of the Term, unless the Agreement is extended as set forth in Section 1;

          6.2    Upon the disability or death of the Consultant;

          6.3    If the Consultant materially breaches this Agreement; or

          6.4 Upon four (4) weeks prior written notice if the BOD is not satisfied, in its sole discretion, with the Consultant's performance of his duties as set forth herein.

     7.   SUCCESSORS AND ASSIGNS.

          7.1 The Company shall have the right to assign this Agreement to any of the Company's subsidiaries, affiliates or successors including, without limitation, any corporation which may acquire all or substantially all of the Company's stock, assets or business or with or into which the Company may be consolidated, merged or reorganized; provided, however, that any such assignee must assume all of the obligations of the Company hereunder. If such assignment is declared null and void, this Agreement shall terminate, except for Sections 4 and 5.

          7.2 The parties hereto agree that the Consultant's services hereunder are personal services. This Agreement shall not be assignable by the Consultant but shall be binding upon the heirs, administrators, and executors of the Consultant. Neither the Consultant nor his spouse nor his heirs have any right to sell, transfer or assign the right to receive payments hereunder and any such attempted assignment or transfer shall, at the option of the Company, be null and void and terminate this Agreement, except for Sections 4 and 5.


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     8.   NOTICES.  All notices and requests in connection with this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, return receipt requested, telegram or any other customary means of communications addressed as follows:

          To Consultant:      Matthew D. Miller
                              55 Pheasant Hill Lane
                              Westin, CT 06883
                              Facsimile (203) 454-3077

          To the Company:     Kenneth Boschwitz, Esq.,
                              Vice President-Business Development
                              and General Counsel
                              c/o Faroudja, Inc.
                              750 Palomar Avenue
                              Sunnyvale, California  94086
                              Facsimile (408) 735-8571


or to such other address as the party to receive the notice or request shall designate by notice to the other. The effective date of any notice or request shall be five (5) days from the date which it is sent by the addressor by registered or certified mail, or when delivered to a telegraph company, properly addressed as above with charges prepaid, or when personally delivered.

     9.   MISCELLANEOUS.

          9.1 NON-COMPETITION. During the Term, Consultant agrees that he will not accept employment or provide consulting services to any person or corporation if such engagement would result in a conflict of interest with the interests of the Company.

          9.2 NO CONFLICT. Consultant represents and warrants to the Company that he has full power and legal authority to enter into this Agreement and that he is not subject to or bound by any other obligation, agreement, rule or order which would be violated or breached by his entering into this Agreement.

          9.3 WAIVER. No waiver of any of the provisions of this Agreement shall be valid unless the waiver is made in writing and signed by the party against whom such waiver is sought to be enforced. The failure to enforce any right hereunder shall not constitute a continuing waiver of the same or a waiver of any other right hereunder.

          9.4 AMENDMENTS. All amendments of this Agreement shall be made in writing, signed by the parties, and no oral amendment shall be binding on the parties.

          9.5 INTEGRATION. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and cancels any other prior


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oral and/or written agreements or understanding of the parties in connection with such subject matter. This Agreement expressly supersedes all prior existing arrangements, whether oral or written, among M-Squared and Technology L.L.C. ("M-Squared"), the Consultant and the Company, including, but not limited to that certain Consulting Agreement, dated September 21, 1994, between the FLI and M-Squared.

          9.6 SEVERABILITY. The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provision hereof unenforceable or invalid. If any one or more of the provisions of this Agreement shall for any reason be excessively broad as to duration, scope, activity or subject, it shall be construed by reducing such provision, so as to be enforceable to the extent compatible with applicable law.

          9.7 HEADINGS. The headings or titles in this Agreement are for the purposes of reference only and shall not in any way affect the interpretation or construction of this Agreement.

          9.8 GOVERNING LAW. This Agreement and the relations between the parties hereto shall be governed by the laws of the State or California.

          9.9 ARBITRATION. Any dispute arising under or in connection with this Agreement shall be resolved by binding arbitration in Sunnyvale, California in accordance with the rules and procedures of the American Arbitration Association by a single neutral arbitrator appointed by the American Arbitration Association or its president. Judgement upon the arbitrator's award may be entered in any court having jurisdiction. Each party shall bear its or his own costs of any arbitration or litigation, including, without limitation, attorneys' fees and expenses, and the costs of the arbitration itself and of the arbitrator shall be borne equally by each party, in each case unless determined otherwise by the arbitrator.


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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

"The Company"                      FAROUDJA LABORATORIES, INC.,
                                   a California Corporation


                                   By:    /s/ Michael J. Moone
                                        ---------------------------------------
                                        Michael J. Moone, President
                                        and Chief Executive Officer


                                   FAROUDJA, INC.,
                                   a California Corporation


                                   By:    /s/ Michael J. Moone
                                        ---------------------------------------
                                        Michael J. Moone, President
                                        and Chief Executive Officer


"The Consultant"


                                    /s/ Matthew D. Miller
                                   --------------------------------------------
                                   Matthew D. Miller


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